                          SCHEDULE 14A
                         (Rule 14a-101)
              INFORMATION REQUIRED IN PROXY STATEMENT

                     SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

  Filed by the Registrant /X/

  Filed by a Party other than the Registrant / /

  Check the appropriate box:

  / / Preliminary Proxy Statement         / / Confidential, for Use of the
                                              Commission Only (as permitted by
  /X/ Definitive Proxy Statement              Rule 14a-6(e)(2))

  / / Definitive Additional Materials

  / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

        Anheuser-Busch Companies, Inc.
      ---------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)
      or Item 22(a)(2) of Schedule 14A.

  / / $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.

  1)  Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------

  2)  Aggregate number of securities to which transaction applies:

      ---------------------------------------------------------------------

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

      ---------------------------------------------------------------------

  4)  Proposed maximum aggregate value of transaction:

      ----------------------------------------------------------------------

  5)  Total fee paid:

  / / Fee paid previously with preliminary materials.

  / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)  Amount Previously Paid:

      ---------------------------------------------------------------------

  2)  Form, Schedule or Registration Statement No.:

      ----------------------------------------------------------------------

  3)  Filing Party:

      ----------------------------------------------------------------------

  4)  Date Filed:

      ----------------------------------------------------------------------

                         ANHEUSER-BUSCH COMPANIES, INC.









                                 NOTICE OF 1996


                               ANNUAL MEETING OF


                                SHAREHOLDERS AND


                                PROXY STATEMENT







                            YOUR VOTE IS IMPORTANT!

             PLEASE PROMPTLY MARK, DATE, SIGN, AND RETURN YOUR
             PROXY IN THE ENCLOSED ENVELOPE.

                         ANHEUSER-BUSCH COMPANIES, INC.

                                                              March 11, 1996

    Dear Shareholder:

        On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Shareholders of Anheuser-Busch Companies, Inc. on Wednesday, April 24, 1996, in St. Louis, Missouri. Information about the meeting is presented on the following pages.

        In addition to the formal items of business to be brought before the meeting, members of management will report on the company's operations and answer shareholder questions.

        Your vote is very important. Please ensure that your shares will be represented at the meeting by completing, signing, and returning your proxy card in the envelope provided, even if you plan to attend the meeting. Sending us your proxy will not prevent you from voting in person at the meeting should you wish to do so.

        Thank you for your continued support of Anheuser-Busch. We look forward to seeing you on April 24th.

                                        Sincerely,



                                        /s/ AUGUST A. BUSCH III
                                        AUGUST A. BUSCH III
                                        Chairman of the Board and President

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 24, 1996

    The Annual Meeting of the Shareholders of Anheuser-Busch Companies, Inc. (the ``Company'') will be held at the Fox Theatre, 527 North Grand Boulevard, St. Louis, Missouri, on Wednesday, April 24, 1996, at 10:00 A.M. local time, for the following purposes:

    1. To elect five directors, each to serve for a term of three years;

    2. To approve the employment of Price Waterhouse LLP, as independent accountants, to audit the books and accounts of the Company for 1996;

    3. To consider, if presented at the meeting, a proposal submitted by certain shareholders as described on pages 8-10 in the proxy statement; and

    4. To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on February 29, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A list of such shareholders will be available during regular business hours at the Company's office, One Busch Place, St. Louis, Missouri for the ten days before the meeting, for inspection by any shareholder for any purpose germane to the meeting.

                                             By Order of the Board of Directors,


                                             /s/ JoBeth G. Brown
                                             JoBeth G. Brown
                                             Vice President and Secretary

March 11, 1996

IMPORTANT

    PLEASE NOTE THAT A TICKET IS REQUIRED FOR ADMISSION TO THE MEETING. IF YOU PLAN TO ATTEND AND YOU ARE A STOCKHOLDER AS OF THE RECORD DATE, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD AND BRING THE ADMISSION TICKET YOU RECEIVED IN YOUR PROXY MAILING WITH YOU TO THE MEETING. IF, HOWEVER, YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE, PLEASE BRING WITH YOU A PROXY OR LETTER FROM THAT FIRM CONFIRMING YOUR OWNERSHIP OF SHARES.

                         ANHEUSER-BUSCH COMPANIES, INC.

                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anheuser-Busch Companies, Inc. (the ``Company'') for use at the Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The address of the Company's principal executive offices is One Busch Place, St. Louis, Missouri 63118.
This Proxy Statement and the form of proxy are being mailed to shareholders on or about March 11, 1996.

                   REVOCABILITY OF PROXY AND VOTING OF PROXY

    A proxy given by a shareholder may be revoked at any time before it is exercised by giving another proxy bearing a later date, by notifying the Secretary of the Company in writing of such revocation at any time before the proxy is exercised, or by attending the meeting in person and casting a ballot. Any proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on the proxy, the proxy will be voted for the election of the five nominees for directors named herein and in favor of Item 2, and against the shareholder proposal included in Item 3 described in the Notice of Annual Meeting. The Company knows of no reason why any of the nominees named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, the proxy will be voted in accordance with the best judgment of the Proxy Committee named therein. The Board of Directors knows of no matters, other than as described herein, that are to be presented at the meeting, but if matters other than those herein mentioned properly come before the meeting, the proxy will be voted by that Committee in a manner that the members of the Committee (in their judgment) consider to be in the best interests of the Company.

                         POLICY OF CONFIDENTIAL VOTING

    It is the policy of the Company that all proxies, ballots, and vote tabulations that identify the vote of a shareholder will be kept confidential from the Company, its directors, officers, and employees until after the final vote is tabulated and announced, except in limited circumstances including any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a shareholder appear on a proxy card or other voting material. The Company continues its long-standing practice of retaining an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

                         RECORD DATE AND VOTING RIGHTS

    Only shareholders of record at the close of business on February 29, 1996, are entitled to vote at the meeting. On such record date the Company had outstanding and entitled to vote 253,637,524 shares of common stock. Each shareholder entitled to vote shall have one vote for each share of common stock registered in such shareholder's name on the books of the Company as of the record date.
    A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to conduct the election of directors and other matters mentioned in this Proxy Statement. If such a majority is represented at the meeting, then the five nominees for director who receive the highest number of the votes cast will be elected. The other matters require the approving vote of at least a majority of the votes cast. Proxies for shares marked ``abstain'' on a matter will be considered to be represented at the meeting, but not voted, for these purposes. Shares registered in the names of brokers or other ``street name'' nominees for which proxies are voted on some but not all matters will be considered to be represented at the meeting, but will be considered to be voted only as to those matters actually voted.
    The only person known by the Company to be the beneficial owner of more than 5% of the outstanding voting securities of the Company is:

                                                               NUMBER OF          PERCENT OF
                                                             COMMON SHARES          CLASS
NAME AND ADDRESS                                             AS OF 12/31/95      ON 12/31/95
----------------                                             --------------      ------------
Boatmen's Bancshares, Inc. and its subsidiaries              14,608,559<FA>             5.8%
100 N. Broadway
St. Louis, MO 63102

-------
<FA> Boatmen's Bancshares, Inc. and its subsidiaries have sole voting power as to 7,027,212 shares, shared voting power as to 6,828,646 shares, sole investment power as to 4,749,164 shares, and shared investment power as to 7,323,607 shares.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

    The Board of Directors of the Company is divided into three Groups, with the term of office of each Group ending in successive years. The term of directors of Group II expires with this Annual Meeting. The terms of directors of Group III and Group I expire with the Annual Meetings in 1997 and 1998, respectively.

    The following information is submitted respecting the nominees for election and the other directors of the Company:

    NOMINEES FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 1999 (GROUP II DIRECTORS):

                     JOHN E. JACOB

                      Mr. Jacob, 61, has been a director since 1990. He has been Executive
[PHOTO OF             Vice President and Chief Communications Officer of the Company since
 MR. JACOB]           1994. He was President and Chief Executive Officer of the National Urban
                      League, Inc., a community-based social service and advocacy agency, from
                      1982-1994. He is also a director of Coca-Cola Enterprises, Inc. and LTV
                      Corporation. Mr. Jacob is a member of the Finance and Shareholder
                      Meetings Committees.

                     CHARLES F. KNIGHT

                      Mr. Knight, 60, has been a director since 1987. He is Chairman of the
[PHOTO OF             Board, Chief Executive Officer, and President of Emerson Electric Co., a
 MR. KNIGHT]          manufacturer of electrical and electronic equipment. He has been
                      Chairman of the Board and Chief Executive Officer since 1973 and
                      President since March 1995. He is also a director of The British
                      Petroleum Company p.l.c., IBM Corporation, and SBC Communications, Inc.
                      Mr. Knight is Chairman of the Conflict of Interest and Finance
                      Committees and is a member of the Executive and Nominating Committees.

                     SYBIL C. MOBLEY

                      Dr. Mobley, 70, has been a director since 1981. She has been Dean of the
[PHOTO OF             School of Business and Industry at Florida A & M University since 1974.
 DR. MOBLEY]          She is also a director of Champion International Corporation, Dean
                      Witter, Discover & Co., Hershey Foods Corporation, and SBC
                      Communications, Inc. Dr. Mobley is a member of the Audit, Conflict of
                      Interest, and Pension Committees.

                     JAMES B. ORTHWEIN

                      Mr. Orthwein, 71, has been a director since 1963. He served as Chairman
[PHOTO OF             of the Board and Chief Executive Officer of the advertising agency
 MR. ORTHWEIN]        D'Arcy MacManus Masius Worldwide, Inc. (now D'Arcy Masius Benton &
                      Bowles) from 1976 until his retirement in 1982. In 1983 he helped form
                      Huntleigh Asset Partners, L.P., a private investment partnership of which he is presently a partner. Mr. Orthwein is Chairman of the
                      Shareholder Meetings Committee and is a member of the Executive and
                      Nominating Committees.

                     WILLIAM H. WEBSTER

                      Judge Webster, 72, has been a director since 1991.  He has been a partner
[PHOTO OF             in the law firm of Milbank, Tweed, Hadley & McCloy since September 1991.
 JUDGE WEBSTER]       He was Director of Central Intelligence from 1987 until September 1991 and Director of the Federal Bureau of Investigation from 1978 until
                      1987. He is also a director of Maritz, Inc. and Pinkerton Security &
                      Investigation Services, Inc. Judge Webster is a member of the Audit,
                      Conflict of Interest, Executive Salaries, and Stock Option Plans
                      Committees.
                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES.

                                       3

               DIRECTORS WHOSE TERM CONTINUES UNTIL 1997 (GROUP III DIRECTORS):

                     ANDREW B. CRAIG III

                      Mr. Craig, 64, has been a director since 1990. He is Chairman of the
[PHOTO OF             Board and Chief Executive Officer of Boatmen's Bancshares, Inc. He has
 MR. CRAIG]           been Chairman since 1989 and Chief Executive Officer since 1988. He was
                      Chairman of the Board of Boatmen's National Bank of St. Louis from 1985 until January 1992. He is also a director of Laclede Gas Company and
                      Petrolite Corporation. Mr. Craig is a member of the Conflict of
                      Interest, Executive, Executive Salaries, and Stock Option Plans
                      Committees.

                     BERNARD A. EDISON

                      Mr. Edison, 67, has been a director since 1985. He was President of
[PHOTO OF             Edison Brothers Stores, Inc., a group of retail specialty stores, from
 MR. EDISON]          1968 until his retirement in 1987, Chairman of its Finance Committee from 1987 until 1989, and has served as Director Emeritus since 1989. He is also a director of General American Life Insurance Co. and
                      Reinsurance Group of America, Inc. Mr. Edison is Chairman of the Audit,
                      Executive Salaries, and Stock Option Plans Committees and is a member of the Executive and Shareholder Meetings Committees.

                     VERNON R. LOUCKS, JR.

                      Mr. Loucks, 61, has been a director since 1988. He is Chairman of the
[PHOTO OF             Board and Chief Executive Officer of Baxter International Inc., a
 MR. LOUCKS]          manufacturer of health care products, specialty chemicals, and instruments. He has been Chairman since 1987 and Chief Executive Officer since 1980. He is also a director of Dun & Bradstreet Corporation,
                      Emerson Electric Co., and The Quaker Oats Company. Mr. Loucks is a
                      member of the Audit, Conflict of Interest, Executive Salaries, Stock
                      Option Plans, and Nominating Committees.

                     VILMA S. MARTINEZ

                      Ms. Martinez, 52, has been a director since 1983. She has been a partner
[PHOTO OF             in the law firm of Munger, Tolles & Olson since 1982. She is also a
 MS. MARTINEZ]        director of Fluor Corporation and Sanwa Bank California. Ms. Martinez is
                      a member of the Executive Salaries, Finance, Pension, and Stock Option
                      Plans Committees.

                     EDWARD E. WHITACRE, JR.

                      Mr. Whitacre, 54, has been a director since 1988. He has been Chairman
[PHOTO OF             of the Board and Chief Executive Officer of SBC Communications, Inc.
 MR. WHITACRE]        (formerly Southwestern Bell Corporation) since 1990. He is also a director of Burlington Northern Sante Fe Corporation, Emerson Electric
                      Co., and The May Department Stores Company. Mr. Whitacre is Chairman of
                      the Pension and Nominating Committees and is a member of the Audit,
                      Executive, and Finance Committees.

                                       4

                DIRECTORS WHOSE TERM CONTINUES UNTIL 1998 (GROUP I DIRECTORS):

                     AUGUST A. BUSCH III

                      Mr. Busch, 58, has been a director since 1963. He is Chairman of the
[PHOTO OF             Board and President of the Company. He has been President since 1974,
 MR. BUSCH]           Chief Executive Officer since 1975, and Chairman since 1977. He is also a director of Emerson Electric Co., General American Life Insurance Co.,
                      and SBC Communications, Inc. Mr. Busch is Chairman of the Executive
                      Committee and is a member of the Nominating Committee.

                     CARLOS FERNANDEZ G.

                      Mr. Fernandez, 29, has been a director since February 1996. He is a Vice
[PHOTO OF             Chairman of the Board of Directors of Grupo Modelo, S.A. de C.V., a
 MR. FERNANDEZ]       Mexican company engaged in brewing and related operations which position he has held since 1994. During the last five years he has also served and continues to serve in key positions of the major production subsidiaries of Grupo Modelo, including Executive Vice President since
                      1994 and Chief Operating Officer since 1992.

                     PETER M. FLANIGAN

                      Mr. Flanigan, 72, has been a director since 1978. He is a Director of
[PHOTO OF             the investment banking firm of Dillon, Read & Co. Inc., where he was a
 MR. FLANIGAN]        Managing Director from 1975-1992. Mr. Flanigan is a member of the
                      Executive, Finance, Nominating, and Pension Committees.

                     ANDREW C. TAYLOR

                      Mr. Taylor, 48, has been a director since April 1995. He is President
[PHOTO OF             and Chief Executive Officer of Enterprise Rent-A-Car Company
 MR. TAYLOR]          (``Enterprise''), which position he has held since 1991. He was
                      President and Chief Operating Officer of Enterprise from 1980-1991. He is also a director of Commerce Bancshares, Inc. and General American
                      Life Insurance Co. He is a member of the Audit and Finance Committees.

                     DOUGLAS A. WARNER III

                      Mr. Warner, 49, has been a director since 1992. He has been Chairman of
[PHOTO OF             the Board of J. P. Morgan & Co. Incorporated (``Morgan'') and Morgan
 MR. WARNER]          Guaranty Trust Company of New York (the ``Bank'') since January 1995 and
                      President of Morgan and the Bank since 1990. He is also a director of
                      General Electric Company. Mr. Warner is a member of the Audit, Finance, and Pension Committees.

SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

    The following table shows the number of shares of the Company's common stock and the Deferred Units with a value tied to the common stock that are beneficially owned by the directors, each of the executives named in the summary compensation table, and by all directors and executive officers as a group as of the most recent practicable date. The number of shares shown for each individual represents less than 1% of the common stock outstanding. The number of shares shown for all directors and executive officers as a group represents 2.2% of the common stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

                                                                                   NUMBER OF
                                                                                   SHARES OF
                                                                                  COMMON STOCK          DEFERRED
       NAME                                                                    BENEFICIALLY OWNED       UNITS<F1>
-----------------------------------------------------------------------        ------------------       ---------
August A. Busch III....................................................           1,719,614<F2>                --
Andrew B. Craig III....................................................               2,000                 1,125
Bernard A. Edison......................................................                   0<F3>            18,858
Carlos Fernandez G.....................................................               1,100                    --
Peter M. Flanigan......................................................             641,046<F4>                --
Jaime Iglesias.........................................................             118,924<F5>                --
John E. Jacob..........................................................              23,563<F6>             2,485
Charles F. Knight......................................................               8,000                11,206
Vernon R. Loucks, Jr...................................................               1,000                   916
Vilma S. Martinez......................................................                 124                 2,355
Sybil C. Mobley........................................................                 744                   699
James B. Orthwein......................................................           1,301,704<F7>                --
John H. Purnell........................................................             169,254<F8>                --
Jerry E. Ritter........................................................             211,194<F9>                --
Patrick T. Stokes......................................................             376,303<F10>               --
Andrew C. Taylor.......................................................               2,595                   360
Douglas A. Warner III..................................................               1,000                   561
William H. Webster.....................................................               1,000<F11>            1,083
Edward E. Whitacre, Jr.................................................               1,000                    --
All directors and executive officers as a group (28 persons)...........           5,491,887<F12>

-------
 <F1> Deferred Units represent director fees deferred to the individual's share equivalent account under the Company's deferred compensation plan for non-employee directors. The value of the Units at the time of distribution will be equal to the market value of the equivalent number of shares of the Company's common stock and will be paid in cash. No voting rights are associated with Deferred Units.
 <F2> The number of shares includes 510,026 shares that are subject to currently exercisable stock options. Of the shares shown, Mr. Busch has shared voting and shared investment power as to 264,959 shares and 512,016 shares are held in trusts of which Mr. Busch is income beneficiary and as to which he has certain rights, but as to which he has no voting or investment power. 50,823 shares beneficially owned by Mr. Busch's wife are not included.
 <F3> Following the acquisition in 1989 by Edison Brothers Stores, Inc. of an indirect interest in a retail liquor license, Mr. Edison sold all shares of Company common stock owned by him to avoid any possible conflicts with state alcoholic beverage control laws.
 <F4> Of the shares shown, Mr. Flanigan has shared voting and shared investment power as to 492,900 shares. 12,000 shares owned by Mr. Flanigan's wife are not included.
 <F5> The number of shares includes 96,824 shares that are subject to currently exercisable stock options or stock options that will become exercisable upon Mr. Iglesias' retirement.
 <F6> The number of shares includes 23,334 shares that are subject to currently exercisable stock options.
 <F7> Of the shares shown, Mr. Orthwein has shared voting and shared investment power as to 165,668 shares.
 <F8> The number of shares includes 139,136 shares that are subject to currently exercisable stock options. 15,000 shares owned by Mr.
      Purnell's wife are not included.
 <F9> The number of shares includes 143,905 shares that are subject to currently exercisable stock options. 10,000 shares owned by Mr.
      Ritter's wife are not included.
<F10> The number of shares includes 269,805 shares that are subject to currently exercisable stock options.
<F11> Judge Webster has shared voting and shared investment power with respect to the shares shown.
<F12> The number of shares stated includes 1,785,946 shares that are subject to currently exercisable stock options or stock options that become exercisable within 60 days and 512,016 shares that are referred to in
      Note 2. The directors and executive officers as a group have sole voting and sole investment power as to 2,194,065 shares and shared voting and shared investment power as to 924,527 shares. 105,101 shares held by immediate family members or family trusts are not included and beneficial ownership of such shares is disclaimed.

                  ADDITIONAL INFORMATION CONCERNING THE BOARD
                          OF DIRECTORS OF THE COMPANY

    Regular meetings of the Board of Directors of the Company are normally held each month, although one or two of such meetings may be dispensed with during a calendar year. During 1995 the Board of Directors held 10 meetings. No current director who served during 1995 attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board on which he or she served. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

    Each director who is not an employee of the Company is paid an annual retainer of $40,000, which each director may elect to receive in stock, cash, or a combination of stock and cash. Each non-employee director also receives a fee of $1,400 for each Board of Directors meeting attended or dispensed with and a fee of $1,200 for attendance at a meeting of a committee of the Board and for any other meeting of directors at which less than a quorum of the Board is present. Annual fees of $10,000 each are paid to the Chairmen of the Audit, Conflict of Interest, Executive Salaries, Finance, and Pension Committees. The Chairmen of the Nominating and Shareholder Meetings Committees are each paid an annual fee of $3,000. The Company also provides each non-employee director group term life insurance coverage of $50,000.

    Under a deferred compensation plan, non-employee directors may elect to defer payment of part or all of their directors' fees. At the election of the director, deferred amounts are credited to a fixed income account or a share equivalent account. The amounts deferred under the plan are paid in cash commencing on the date specified by the director. At the director's election, such payments may be made either in a lump sum or over a period not to exceed ten years.

    In December 1995, the Board of Directors voted to terminate the retirement plan for non-employee directors. The retirement plan provided a monthly retirement benefit for life for (a) non-employee directors who served for at least five years and who retired in accordance with the Board's retirement policy and (b) non-employee directors who, without regard to length of service, retired because of disability. The amount of the monthly benefit was one-twelfth of the annual fee for directors in effect on the director's retirement date. As a result of the plan termination, an amount equal to the present value of the projected benefit for each then current director was credited to the director's deferred compensation account.

    Information concerning certain standing committees of the Board of Directors is set out below:

AUDIT COMMITTEE

    The functions of the Audit Committee are to recommend to the Board of Directors the selection, retention or termination of the Company's independent accountants; determine through consultation with management the appropriateness of the scope of the various professional services provided by the independent accountants, and consider the possible effect of the performance of such services on the independence of the accountants; review the arrangements and the proposed overall scope of the annual audit with management and the independent accountants; discuss matters of concern to the Audit Committee with the independent accountants and management relating to the annual financial statements and results of the audit; obtain from management, the independent accountants and the director of internal auditing their separate opinions as to the adequacy of the Company's system of internal accounting control; review with management and the independent accountants the recommendations made by the accountants with respect to changes in accounting procedures and internal accounting control; receive reports from the Business Practices Committee regarding implementation of and compliance with the Company's business ethics policy and discuss with management any concerns the Audit Committee may have with regard to the Company's business practices; receive reports from the Environmental Policy Committee regarding implementation of and compliance with the Company's environmental policy and discuss with management any concerns the Audit Committee may have with regard to the Company's environmental practices; hold regularly scheduled meetings, separately and jointly, with representatives of management, the independent accountants, and the director of internal auditing to make inquiries into and discuss their activities; and review the overall activities of the Company's internal auditors. During 1995 the Committee held five meetings.

NOMINATING COMMITTEE

    The function of the Nominating Committee is to recommend to the Board of Directors a slate of nominees for directors to be presented on behalf of the Board for election by shareholders at each Annual Meeting of the Company and to recommend to the Board persons to fill vacancies on the Board of Directors. The Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Company the names of such nominees, together with their qualifications for service as a director of the Company. During 1995 the committee held one meeting.

EXECUTIVE SALARIES COMMITTEE

    The function of the Executive Salaries Committee is to consider and make recommendations to the Board of Directors as to salaries and other compensation to be paid to the executive officers of the Company and to other officers and upper-management employees of the Company and its subsidiaries. During 1995 the Committee held two meetings. The Committee's report on 1995 executive compensation is on pages 10-13.

    August A. Busch III and James B. Orthwein are first cousins. See ``Other Transactions Involving Directors, Officers, or Their Associates,'' pages 17-18, for additional information concerning certain of the directors.

                      APPROVAL OF INDEPENDENT ACCOUNTANTS
                             (ITEM 2 ON PROXY CARD)

    Action will be taken with respect to the approval of independent accountants for the Company for the year 1996. The Board of Directors has, subject to such approval, selected Price Waterhouse LLP.

    A representative of Price Waterhouse LLP will be present at the meeting. Such representative will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions by shareholders.

    The Board of Directors recommends a vote FOR the proposal to approve the employment of Price Waterhouse LLP.

                              SHAREHOLDER PROPOSAL
                             (ITEM 3 ON PROXY CARD)

PROPOSAL RELATING TO A REPORT ON BEER MARKETING

    The Marin Institute, 24 Belvedere Street, San Rafael, California 94901, owner of 30 shares of common stock of the Company, and a co-sponsor whose name, address, and shareholdings will be furnished by the Company promptly upon receipt of any request therefor, have advised the Company of their intention to introduce the following resolution at the Annual Meeting.

    To be adopted, this proposal, WHICH IS OPPOSED BY THE BOARD OF DIRECTORS, would require the affirmative vote of the majority of the votes cast.

                            ------------------------

Whereas:

    Our Company has adopted The Brewing Industry Advertising Code (revised in
    1992), which prohibits advertising that encourages drinking by underage minors. Company spokespeople have repeatedly stated that our Company does not market to underage minors and opposes sales to and consumption by underage minors.

    The Inspector General of the United States found that the Brewing Industry Advertising Code is ineffective in preventing advertisements that appeal to youth because the standards are vague, too narrow, and unenforceable, criticisms that remain valid despite the Code's revisions.

    The Inspector General estimates that junior high and high school students consume 1.1 billion cans of beer each year. Based on our Company's market share, these students purchase more than 70 million six-packs of our Company's beer, producing revenues of more than $200 million.

    Our Company uses advertising themes which research has shown are especially attractive to youth, including the use of sexual appeals, sports figures, and portrayals of risky activities.

    Recent Company promotions use animated frogs and ants, Halloween symbols, balloons, stickers and other materials which are attractive to young children.

    Our Company employs marketing media, prime-time broadcast spots, billboards and point-of-sale promotions that reach millions of underage minors.

    Federally-funded research shows that young children readily identify our Company's advertising slogans. Those most familiar with the slogans were more likely to express an intention to drink when they became teenagers.

    A 1991 alcohol industry-funded poll found that 73% of the population believe alcohol advertising is a major contributor to underage drinking, and a majority believe the alcohol industry is ``on the wrong track'' in part because its advertisements ``target the young.''

Resolved:

    The Shareholders request that Management prepare a report, withholding competitive information and at reasonable cost, for the Board and requesting shareholders by January 31, 1997, which includes a complete statement regarding methodologies used, investigations, and recommendations regarding the following:

    An estimate of the size of the unintended underage audience exposed to Company beer promotions, especially broadcast ads, point-of-sale materials and billboards;

    An estimate of the amount and percentage of the Company's beer sales that are consumed by underage minors per year;

    Our Company's plan for monitoring its compliance with the Brewing Industry Advertising Code;

    Our Company's proposal for amending the Brewing Industry Advertising Code or for adopting more stringent standards for itself in light of the findings and recommendations of the Inspector General.

Supporting Statement

    Beer is the alcoholic beverage of choice among underage minors, and alcohol-related motor vehicle crashes are the leading cause of death and serious injury among this age group. Beer drinking among teenagers is associated with suicide, sexual assaults, alcoholism, school problems, trauma, and other problems, including increased risk of other drug use. Over 30% of high school seniors are binge drinkers, and the age of first drink is less than 13 years. If you believe our Company's beer marketing should not appeal to underage minors vote YES for this resolution.

                            ------------------------

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION.

    The Company notes that almost identical proposals have been presented to the shareholders twice before, and both times, in excess of 93% of the shares voted were voted against the proposals.

    Unlawful consumption among minors is of serious concern to the men and women of Anheuser-Busch. For that reason, and because Anheuser-Busch wants its products consumed responsibly by adults, the Company is committed to addressing the problem of underage drinking and has been the alcohol beverage industry leader in efforts to fight alcohol abuse.

    The Company notes that independent federally funded research has been tracking drinking by high school seniors for twenty years. Although this problem remains serious, underage drinking among this group has generally trended downward and is at lower levels today than when this study was first initiated in 1975. To continue this progress, the Company believes that its efforts are best invested in the education and awareness initiatives it currently has underway.

    Through its ``Know When To Say When'' and ``Let's Stop Underage Drinking Before It Starts'' campaigns, Anheuser-Busch has invested over $160 million dollars in a comprehensive portfolio of programs to fight underage drinking and drunk driving, and to encourage adults to drink in moderation. These efforts include national advertising to raise public awareness about these issues.

    Programs to fight underage drinking are provided to the public free of charge, and include: ``Family Talk About Drinking,'' two guidebooks and a video designed to help parents prevent underage drinking; ``Stepping Into Adolescence,'' a curriculum supplement to teach middle school students to resist peer pressure; ``Make the Right Call,'' a high school lecture series on underage drinking and drunk driving; ``Check In To a Winning Life,'' a presentation for high school and college students on developing key decision-making skills; and ``Caring Connections,'' a program designed for adult mentors to help young people from troubled homes. The Company's initiatives also include efforts to discourage sales to minors through programs for those who sell and serve alcohol. Efforts in this area include the ``Drivers
License I.D.'' booklet, which features photos of valid licenses from all 50 states; server training programs such as ``TIPS'' (Training for Intervention Procedures by Servers of Alcohol); and ``We ID,'' which encourages servers and sales clerks to check IDs.

    In addition to these educational efforts, the Company recognizes the important role that parents, law enforcement officials and opinion leaders play in the fight against alcohol abuse. For that reason, the Company works with its approximately 900 independently owned distributors across the country to implement these programs in communities nationwide, and with parents, college groups, sports teams and people who sell and serve beer. The Company has also formed partnerships with the California Highway Patrol, the Maryland Department of Transportation and the Maryland State Troopers Association, the Washington State Patrol, the four branches of our nation's armed services, as well as the states of Texas and Georgia, to deliver these messages. In addition, it has worked with former U.S. Secretary of Education Dr. Terrel Bell, the National School Boards Association and the American School Counselor Association on educational programs.

    Underway since 1982, these programs are annually reviewed and updated to reflect the environment in which we live and transact our business. In addition to its own efforts, the Company also works on these issues with the Beer Institute, which is an organization made up of the nation's brewers.

    The Company notes that there is wide-spread agreement in the scientific literature that advertising does not cause underage drinking, and that this conclusion is also echoed in public opinion research polls of youths themselves. Nonetheless, the Brewing Industry's Advertising Code (``BIA Code''), which the Company follows, specifically states that beer advertising and marketing materials are intended for adults of legal purchase age who choose to drink, and that they should not be placed in magazines, newspapers, television programs, radio programs, or other media where most of the audience is reasonably expected to be below the legal purchase age. Further, marketing to minors is also prohibited by the Company's College Marketing Guidelines, as well as the federal and state laws and network advertising standards and practices to which Anheuser-Busch adheres. A copy of the BIA Code and College Marketing Guidelines are given to every brewery employee, wholesale distributor and outside agency whose responsibilities include advertising and marketing beer.

    With respect to the specific issues that the proponents seek to have addressed in a management report, it is the Company's position that such a report is not a good use of its resources or funds. Instead, the Company believes that the internal policies and industry guidelines to which it subscribes emphasize the importance of responsible advertising of its products, and the importance of directing its advertising to those of legal age. Further, the Company believes that to continue the progress that has been made against underage drinking, its resources are best invested in the extensive education and awareness efforts it has underway.

    THEREFORE, YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                             EXECUTIVE COMPENSATION

                   REPORT OF THE EXECUTIVE SALARIES COMMITTEE
                      AND THE STOCK OPTION PLANS COMMITTEE

    The Executive Salaries Committee has the responsibility of recommending to the Board of Directors appropriate salaries and other compensation for executive officers and administering the Officer Bonus Plan. The Stock Option Plans Committee administers the Company's stock option program. Both committees (hereafter referred to as the ``Committee'') have identical membership consisting entirely of outside directors.

COMPENSATION PHILOSOPHY

    The Committee adheres to several guiding principles in carrying out its responsibilities:

    * Effective compensation programs must provide adequate security, incentive, and long term perspective in line with corporate strategic objectives. Anheuser-Busch's compensation objective is to provide adequate security through a competitive salary so that on a day-to-day basis executives can devote full energy to their business responsibilities. Anheuser-Busch offers a significant bonus opportunity to motivate executives to achieve annual corporate goals. Finally, the Company utilizes stock options to foster a long term perspective aligned with that of the shareholders.

    * Compensation programs should be simple and easily understood. Managers must be clear on what the rewards are and what they must do to earn them for any program to be effective.

    * Executives' total compensation should be competitive with an appropriate comparison group in order to nurture their trust and loyalty. As detailed below, an outside compensation consultant annually reports to the Committee on how the Company's compensation package compares to the compensation practices of a sample of local and national corporations.

1995 COMPENSATION

    The Committee considers several factors when determining compensation for executive officers, including August A. Busch III:

    * OVERALL COMPANY PERFORMANCE. In addition to their current knowledge of Company operations through participation at regular Board meetings, the Committee specifically looked at annual and long term sales, earnings, and cash flow per share growth; market share gains; return to shareholders (see charts on page 14); progress toward long term objectives; individual divisional results as appropriate; and the Company's record on key social and community issues such as the environment, diversity in the workforce, and alcohol abuse prevention. There is no set weighting of these variables as applied to individual executive positions.

    * INDIVIDUAL PERFORMANCE. The Committee considers, in addition to an executive's business results, the achievement of various other managerial objectives and personal development goals.

    * COMPETITIVE COMPENSATION. The Committee is provided a report from a nationally known compensation consulting firm which details Anheuser-Busch compensation practices relative to a comparable group of 22 companies. This group is comprised of large national consumer goods companies as well as several large St. Louis-based corporations. The companies in the sample were chosen in consultation with the consulting firm from their database as being representative of the types of companies with which Anheuser-Busch competes for executive talent. The report reviews base salary, annual bonus, and long term incentive awards for the CEO and other officer positions with responsibilities that are comparable across the group. The consulting firm believes, and the Committee concurs, that this sample of benchmarks not only provides guidance for specific positions, but also is indicative of overall Company pay practices when viewed in the aggregate.

    * TARGETED COMPENSATION. Total compensation for executive officers including Mr. Busch is targeted at a market level which approximates the median of the sample group of comparable companies after adjusting for the different magnitude of sales for each company, using a method called regression analysis. ``Market level'' is considered to be that calculated at the 50th percentile, with a margin of 520%. Mr. Busch's total compensation for 1995 is at the market level for total compensation among the comparison group.

SALARY:

    The Company does not have an employment agreement with Mr. Busch or any of its other executive officers. In setting base salaries the Committee generally considers the overall financial performance of the Company during the prior year, particularly beer sales volume and market share performance, operating and net income margin trends, earnings and cash flow per share growth, returns on capital and equity, and total returns to shareholders. Actual salary determination is subjective in that there are no specific weightings for the variables considered. Mr. Busch's 1995 base salary of $995,000 was within 1% of the 50th percentile market level of salaries for CEOs in the comparable group of companies.

    Salaries for other executive officers were targeted at the market level where appropriate benchmarks were available. Actual 1995 salaries varied considerably among the executive officers depending on responsibilities, past departmental or divisional performance, and to a lesser degree, length of service. There were no specific departmental or divisional performance measures defined and considered. The individual's performance and potential future contributions were subjectively evaluated.

BONUS:

    1995 bonuses for Mr. Busch, 13 other executive officers (not including Mr. Iglesias), and 39 other officers were paid under the Officer Bonus Plan (the ``Plan''), which was approved by shareholders at the 1995 Annual Meeting. The Plan authorizes the Committee to establish programs that allow payment of cash bonuses to participants based on pre-established minimum performance goals for designated performance periods. Pursuant to the Plan, in February 1995 the Committee adopted the 1995 Officer Bonus Program (``1995 Program''), which established a minimum performance goal and a formula for determining a maximum bonus pool, both of which were based on pretax earnings of the Company for 1995 exclusive of certain non-recurring items. The Committee also determined a bonus formula for allocating the pool among the participants in which amounts for participants were expressed as a percentage of the total pool.

    In February 1996 the Committee certified that the 1995 performance goal was met and approved individual bonuses. In view of several strategic decisions made by the Company during 1995 that resulted in a significant charge against earnings, the Committee, through the exercise of discretion, approved bonus payments totalling substantially less than the maximum available in the bonus pool. Due to regulations of the Internal Revenue Service and provisions of the Plan and 1995 Program, any adjustments to the bonuses for the participating executives named in the summary compensation table on page 13 could only be reductions from the amounts determined by formula. Bonuses for other participants were determined after subjectively taking into consideration individual performance toward corporate or divisional objectives. Mr. Busch's bonus of $616,000 is 50% lower than his 1994 bonus. The aggregate of 1995 officer bonuses is 39% lower than 1994 bonuses.

    The 1995 bonus for Mr. Iglesias was determined by a formula based on the performance of the Company's European baking operations relative to the operations' budget.

LONG TERM INCENTIVES:

    As indicated previously, stock options are the Company's only long term incentive. In past years, long term incentives have been substantially below the levels found at the comparable companies. Stock option awards are made to approximately 765 middle and upper level managers, including Mr. Busch and other executive officers. The size of awards is subjectively determined by the Committee based on position, responsibilities, and individual performance, subject to plan limits. The amount and terms of prior option grants are reviewed but are not explicitly considered in determining the size of individual awards. In 1995, the Committee decided to increase the size of awards to executive officers by approximately 100% to move closer to the market level for long term incentives. The Committee granted Mr. Busch options for 194,961 shares under the 1989 Incentive Stock Plan, compared to the 100,000 he was granted in 1994.

POLICY ON DEDUCTIBILITY OF COMPENSATION EXPENSES

    The Company is not allowed a deduction for certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Committee considers its primary goal is to design compensation strategies that further the best interests of the Company and its shareholders. To the extent they are not inconsistent with that goal, the Committee will attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expenses.

    Stock options granted under the 1989 Incentive Stock Plan and bonuses paid pursuant to the Officer Bonus Plan are designed to qualify as performance-based compensation.

                          Bernard A. Edison--Chairman

            Andrew B. Craig III                Vernon R. Loucks, Jr.
             Vilma S. Martinez                   William H. Webster

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Busch is a member of the Human Resources Committee of SBC
Communications Inc. Mr. Whitacre, an Executive Officer of SBC Communications Inc., is a Director of the Company.

    Mr. Ritter, an Executive Officer of the Company, is a member of the Board of Directors of Boatmen's Bancshares, Inc. Mr. Craig, an Executive Officer of Boatmen's Bancshares, is a member of the Company's Executive Salaries and Stock Option Plans Committees.

    During 1995 the law firm of Munger, Tolles & Olson, of which Ms. Martinez is a partner, provided legal services to the Company.

SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                              -------------        ALL
                                                     ANNUAL COMPENSATION        AWARDS OF         OTHER
                                                  -------------------------       STOCK       COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR    SALARY ($)<F*> BONUS ($)<F*> OPTIONS (#)      ($)<F**>
      ---------------------------         ----    -------------- ------------- ------------   -------------

A. A. Busch III                           1995        995,000       616,000       194,961          80,237
  Chairman of the Board and President     1994        940,000     1,232,000       100,000          87,425
                                          1993        940,000       896,000       100,000          42,497

J. E. Ritter                              1995        550,000       284,000        94,961          40,195
  Executive Vice President--Chief         1994        523,000       568,000        50,000          42,864
  Financial and Administrative Officer    1993        523,000       433,000        50,000          23,002

P. T. Stokes                              1995        565,000       250,000        94,961          37,148
  Vice President and Group Executive      1994        523,000       500,000        50,000          38,149
                                          1993        523,000       355,000        50,000          17,532

J. H. Purnell                             1995        400,000       132,500        54,961          33,146
  Vice President and Group Executive      1994        350,000       265,000        40,000          38,365
                                          1993        318,000       221,000        40,000          20,555

J. Iglesias<F***>                         1995        303,027       224,250             0           1,791
  President--International Operations     1994        275,580       174,571        10,000           1,602
  Campbell Taggart, Inc.                  1993        292,716       235,121        10,000          10,192

-------
<F*>   Salary and bonus amounts include any amounts deferred under the
       Executive Deferred Compensation Plan. If an excise tax were imposed on a participant as to such deferred benefits on account of a change in control, the participant's benefits would be increased to the extent required to put the participant in the same position after payment of taxes as if no excise tax had been imposed.
<F**>  The 1995 amounts disclosed in this column include:
       <FA> Company matching contributions to the Deferred Income Stock
            Purchase and Savings Plan and the 401(k) Restoration Plan of $46,881 for Mr. Busch, $25,918 for Mr. Ritter, $26,631 for Mr. Stokes and $18,835 for Mr. Purnell. Under the 401(k) Restoration Plan, if an excise tax were imposed on a participant as to such benefits on account of a change in control, the participant's benefits would be increased to the extent required to put the participant in the same position after payment of taxes as if no excise tax had been imposed.
       <FB> Payments for insurance coverage of $25,827 for Mr. Busch, $14,277 for Mr. Ritter, $10,517 for Mr. Stokes, $8,723 for Mr. Purnell and $1,791 for Mr. Iglesias.
       <FC> Payment of director fees from subsidiary or affiliated companies of $7,529 for Mr. Busch and $5,588 for Mr. Purnell.
<F***> A portion of Mr. Iglesias' compensation was paid in Spanish pesetas.
       Such compensation has been included at the year-end exchange rate for bonus and at the average exchange rate for the year for salary and other compensation.

                COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN<F*> ANHEUSER-BUSCH COMPANIES, INC., S&P 500 INDEX & RUSSELL LARGE CAP INDEX<F**>

                         [GRAPH OF TEN YEAR COMPARISON]




-----------------------------------------------------------------------------------------------------------------------------------
                             1985     1986     1987     1988     1989     1990     1991     1992     1993     1994     1995
-----------------------------------------------------------------------------------------------------------------------------------
Anheuser-Busch              $100.0   $125.8   $163.3   $157.3   $196.2   $224.3   $327.1   $317.8   $274.4   $292.7   $395.4
S&P 500                      100.0    118.6    124.8    145.3    191.3    185.3    241.5    259.9    286.0    289.9    398.4
Russell Large Cap Index      100.0    118.3    126.5    145.8    195.1    199.3    256.8    266.8    285.4    296.1    420.8
-----------------------------------------------------------------------------------------------------------------------------------



                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN<F*> ANHEUSER-BUSCH COMPANIES, INC., S&P 500 INDEX, AND RUSSELL LARGE CAP INDEX<F**>

                              [GRAPH OF FIVE YEAR COMPARISON]


-------------------------------------------------------------------------------
                             1990     1991     1992     1993     1994     1995
-------------------------------------------------------------------------------
Anheuser-Busch              $100.0   $145.9   $141.7   $122.4   $130.5   $176.3
S&P 500                      100.0    130.3    140.3    154.3    156.4    215.0
Russell Large Cap Index      100.0    128.8    133.9    143.2    148.6    211.1
-------------------------------------------------------------------------------


-------
<F*>   Assumes $100 invested on December 31 of first year of chart in
       Anheuser-Busch Companies, Inc. Common Stock, S&P 500 Index and Russell Large Cap Index and that all dividends were reinvested.
<F**>  Because only one of the other six leading domestic brewers is an independent publicly traded company, the Company has elected to compare shareholder returns with the Russell Large Cap Index. This index is comprised of the 50 largest publicly held United States companies, based on market capitalization. Over most of the periods shown, the Company has been included in the index.

<F***> Compound Annual Growth Rate.


OPTION GRANTS IN 1995

                                                                             POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                            ANNUAL RATES OF STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS<F1>                        FOR OPTION TERM<F2>
                             ---------------------------------------------  ----------------------------------------
                                          % OF TOTAL
                              NUMBER OF     OPTIONS
                              SECURITIES    GRANTED
                              UNDERLYING      TO      EXERCISE
                               OPTIONS     EMPLOYEES   PRICE    EXPIRATION
            NAME             GRANTED (#)  IN 1995<F3>  ($/SH)      DATE      0%          5%               10%
            ----             ------------ ----------- -------- -----------  ---          --               --

A. A. Busch III.............     194,961      6.9%    $65.75    12/19/05     $0     $     8,061,602  $    20,429,684
J. E. Ritter................      94,961      3.3      65.75    12/19/05      0           3,926,620        9,950,827
P. T. Stokes................      94,961      3.3      65.75    12/19/05      0           3,926,620        9,950,827
J. H. Purnell...............      54,961      1.9      65.75    12/19/05      0           2,272,627        5,759,284
J. Iglesias.................           0        0        --        --        --                 --               --

All Shareholders............       N/A       N/A        N/A       N/A         0      10,502,849,200   26,616,304,400

All Optionees...............   2,843,107    100.0      65.75    12/19/05      0<F4>     117,561,906      297,925,202

Optionee Gain as %
  of All Shareholders
  Gain......................       N/A       N/A        N/A        N/A       N/A                1.1%             1.1%

-------
<F1> All options granted to the named officers were granted on December 20,
     1995. The options become exercisable in three equal parts on the first, second, and third anniversaries of the grant date; however, the Stock Option Plans Committee is authorized to accelerate exercisability at any time, and acceleration occurs automatically in the event of the optionee's death or disability, or if certain events occur which would result in a change in control of the Company. In addition, a portion of the options were granted with a tax payment feature. The tax payment feature allows the use of option stock to pay the withholding taxes related to option exercises. The number of options granted with a tax payment feature in 1995 to the named officers were: Mr. Busch III, 193,441; Mr. Ritter, 93,441; Mr. Stokes, 93,441; and Mr. Purnell; 53,441.
<F2> The dollar amounts under these columns are the result of calculations at 0%
     and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Potential realizable values for all shareholders are based on 254.0 million shares outstanding at December 31, 1995 and a per share price of $65.75.
<F3> Based on 2,843,107 options granted to 765 employees during 1995.
<F4> No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUES

                                                                                        NUMBER OF
                                                                                       SECURITIES       VALUE OF UNEXER-
                                                                                       UNDERLYING            CISED
                                                                                       UNEXERCISED        IN-THE-MONEY
                                                                                       OPTIONS AT          OPTIONS AT
                                                                                      12/31/95 (#)    12/31/95 ($)<F1><F2>
                                                       SHARES                         -------------   --------------------
                                                    ACQUIRED ON         VALUE         EXERCISABLE/        EXERCISABLE/
                      NAME                          EXERCISE (#)   REALIZED ($)<F1>   UNEXERCISABLE      UNEXERCISABLE
-------------------------------------------------   ------------   ----------------   -------------      -------------

A. A. Busch III..................................         6,260            211,685       510,026/          11,847,414/
                                                                                         294,959            1,962,101

J. E. Ritter.....................................       167,300          4,213,300       143,905/           2,606,671/
                                                                                         144,960              977,743

P. T. Stokes.....................................        37,180            885,859       269,805/           6,337,977/
                                                                                         144,960              977,743

J. H. Purnell....................................        62,690          1,310,335       139,136/           2,876,082/
                                                                                          94,959              754,601

J. Iglesias......................................        19,100            587,513        86,826/           2,215,364/
                                                                                           9,998              170,589

-------
<F1> Value before income taxes payable as a result of exercise.
<F2> Based on the average of the high and low price of the Company's common stock on the New York Stock Exchange--Composite Transactions for 12/29/95 ($67.0625).

PENSION PLAN TABLE

                                                                   YEARS OF SERVICE
                 ELIGIBLE                    -------------------------------------------------------------
               REMUNERATION                     10          15          20           25        30 OR MORE
-------------------------------------------  ---------   ---------   ---------   -----------   -----------

$ 500,000..................................   $ 83,333    $125,000    $166,667    $  208,333    $  250,000
  750,000..................................    125,000     187,500     250,000       312,500       375,000
 1,000,000.................................    166,667     250,000     333,333       416,667       500,000
 1,250,000.................................    208,333     312,500     416,667       520,833       625,000
 1,500,000.................................    250,000     375,000     500,000       625,000       750,000
 1,750,000.................................    291,667     437,500     583,333       729,167       875,000
 2,000,000.................................    333,333     500,000     666,667       833,333     1,000,000
 2,250,000.................................    375,000     562,500     750,000       937,500     1,125,000
 2,500,000.................................    416,667     625,000     833,333     1,041,667     1,250,000
 2,750,000.................................    458,333     687,500     916,667     1,145,834     1,375,000

    The Pension Plan Table above shows a range of estimated annual normal retirement pension benefits for employees who have the years of credited service shown at retirement, and whose eligible remuneration is as shown. The eligible remuneration used to compute actual pension benefits would be the highest sum, for the calendar year of retirement or any of the four preceding calendar years, of the employee's annual base salary as of January 1 of such year plus the bonus earned during the prior calendar year. Voluntary deferrals of salary or bonus for any year under the Executive Deferred Compensation Plan are included for the year of deferral in this determination. The benefits shown assume continued service until retirement at age 65 and payment in the form of a life annuity with ten years of guaranteed payments. Amounts shown do not reflect the applicable deduction for Social Security benefits. Vesting and payment of part of the benefits shown are accelerated if certain events occur that would result in a change in control of the Company. For the portions of the foregoing benefits payable under the programs that are not tax-qualified, if an excise tax were imposed on a participant as to such benefits on account of such a change in control, the participant's benefits would be increased to the extent required to put the participant in the same position after payment of taxes as if no excise tax had been imposed.

    Years of credited service, to the nearest year, and compensation covered by the pension plans for executive officers named in the Summary Compensation Table are as follows: Mr. Busch--38 years and $2,227,000; Mr. Ritter--28 years and $1,118,000; Mr. Stokes--27 years and $1,065,000; and Mr. Purnell--31 years and $665,000.

    In lieu of participation in these plans, Mr. Iglesias is covered by a retirement plan for certain officers and key management employees of a Spanish subsidiary. A lump sum payment equal to a participant's final annual base salary plus the average of his annual bonus for the three years preceding retirement will be made upon retirement, provided such participant has served as an employee for 15 years or more and has attained the age of 65. Mr. Iglesias has announced his intention to retire in March 1996. His expected retirement benefit will be 58,015,618 pesetas ($478,282 based on the year-end exchange rate).

     OTHER TRANSACTIONS INVOLVING DIRECTORS, OFFICERS, OR THEIR ASSOCIATES

    In 1993, pursuant to an investment agreement the Company purchased from Grupo Modelo, S.A. de C.V., Mexico's largest brewer (``Grupo Modelo''), equity securities representing a 10% interest in Grupo Modelo. The Company also purchased at that time equity securities representing a 10% interest in DIBLO, S.A. de C.V., the operating subsidiary of Grupo Modelo (``Diblo''), 76.75% of the outstanding equity securities of which are owned by Grupo Modelo. Carlos Fernandez G. is Vice Chairman of the Board of Directors of Grupo Modelo and Diblo. Pursuant to the investment agreement, the Company also acquired an option to purchase, at prevailing market rates (subject to certain limits), from certain shareholders of Grupo Modelo and Diblo, including Mr. Fernandez's wife and certain trusts of which he and certain of his family members are beneficiaries, equity securities sufficient to increase the Company's interest in Grupo Modelo to 35.12% and sufficient to increase the Company's interest in Diblo to 23.25%.

    Pursuant to the investment agreement, the Company agreed to use its best efforts to maintain a representative of Grupo Modelo on its Board of Directors so long as the Company or one of its subsidiaries owns ten percent or more of the outstanding capital stock of Grupo Modelo. Mr. Fernandez is the representative of Grupo Modelo for this purpose. He replaces Pablo Aramburuzabala O., who served as Grupo Modelo's representative on the Company's Board of Directors from July 1993 until his death in December 1995.

    August A. Busch, Jr., a former director of the Company, was, until his death in September 1989, the owner of Grant's Farm, a tract of approximately 225 acres located in St. Louis County, Missouri, most of which has been leased and used by the Company for many years. Upon his death the property passed to the trustees of a real estate trust created by his will (the ``Trustees'') for the benefit of certain children of Mr. Busch, Jr., not including August A. Busch
III. The area includes an animal reservation and numerous other attractions and facilities. The Company uses Grant's Farm extensively for entertaining and conducting public tours and for other purposes associated with its advertising and public relations program. It is one of the most popular tourist attractions in the St. Louis area. The leased premises include all of the tract (except for approximately 23 acres that have been reserved for the residents' personal use) plus an adjacent tract of approximately 7 acres upon which are situated a parking lot and a stallion barn. Also, various paintings, trophies, horsedrawn vehicles, and other personal property that belonged to Mr. Busch, Jr. are displayed during public tours of the premises.

    The current lease (the ``Lease'') became effective January 1, 1982. The Lease may be terminated by the Company by giving notice at any time prior to October 31 of any year, to be effective in the following year at the end of the month during which the tour season ends. The Trustees may terminate the Lease by giving notice at any time prior to October 31 of any year, to be effective at the end of the month during which the tour season ends in the second year following the year in which notice is given. If the Trustees terminate the Lease, they must reimburse the Company for the unamortized value of all capital leasehold improvements made by the Company.

    Under the Lease, the Trustees will receive a fixed annual rental of $201,890 throughout the term of the Lease. They will also share in that portion of income from the Company's concession operations which exceeds the approximate income generated from such operations when they were operated by Mr. Busch, Jr. The

Company and the Trustees entered into an agreement under which, effective with the year 1994, the Company will retain an additional portion of concession income until certain capital improvements made by the Company to Grant's Farm are fully amortized. The Lease provides that the Trustees have the responsibility for the maintenance and care of the leased premises and the animals and personal property situated thereon, and the Company is obligated to reimburse them for their expenses in carrying out that responsibility. During the term of the Lease, the Company has the right of first refusal to purchase the leased premises and also to purchase the 23-acre tract referred to above. The Company also has the right, under certain circumstances, to purchase the personal property covered by the Lease and certain personal property located in Mr. Busch, Jr.'s former residence. For the year 1995, the Trustees received, in the aggregate, from the Company under the Lease: (1) basic rent of $201,890, (2) $278,754 as their share of the Company's income from concession operations, and (3) $1,297,365 as reimbursement for the actual expenses, as audited by the Company's internal audit department, for the maintenance and care of the leased premises, the animals, and the personal property situated thereon.

    For many years, Mr. Busch, Jr. provided board and care for the Anheuser-Busch, Incorporated (``ABI'') Clydesdale horses on property other than Grant's Farm. The existing Clydesdale Lease Agreement between Mr. Busch, Jr. and ABI first became effective on January 1, 1973. Certain heirs of Mr. Busch, Jr. (not including August A. Busch III) succeeded to the interests of Mr. Busch, Jr. under the lease, which was amended as of August 31, 1990. For the year 1995, ABI paid or will pay under this lease $27,971 as annual rental and $209,713 as reimbursement for the actual expenses, as audited by the Company's internal audit department, incurred to care for the Clydesdale horses and the leased property.

    Anheuser-Busch, Incorporated has agreements with Double Eagle Distributing, Inc. (``Double Eagle'') and Southern Eagle Distributing, Inc. (``Southern Eagle'') for the distribution of malt beverage products in Deerfield Beach, Florida and Fort Pierce, Florida, respectively. Double Eagle, which is owned by James B. Orthwein, Jr. and Percy J. Orthwein II, who are sons of James B. Orthwein, purchased $39,326,757 of products from ABI during 1995. Percy Orthwein is Chairman of the Board and James B. Orthwein, Jr. is President and General Manager of Double Eagle. Southern Eagle, of which Peter William Busch, a half brother of Mr. Busch III, is the majority owner, purchased $19,482,187 of products from ABI during 1995. Peter Busch is the President of Southern Eagle. The terms of these distribution agreements are comparable with those which ABI has with other wholesalers.

    Douglas A. Warner III, a director of the Company, is an executive officer of J. P. Morgan & Co., Incorporated (``Morgan''). Morgan and its subsidiaries have provided investment banking and related financial services to the Company during 1995 and are expected to provide similar services to the Company during 1996.

    The Company occasionally uses the personal aircraft of Mr. Busch III for Company business. During 1995, the Company reimbursed Mr. Busch $98,847 based on the manufacturer's published hourly rate for fuel, oil, maintenance, and other miscellaneous costs for operating the aircraft.

    In the opinion of the Company's management, the terms and conditions of the foregoing transactions are at least as favorable to the Company and its subsidiaries as those which would be available from unrelated parties for comparable transactions.

                  COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

    The Company's executive officers and directors are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of common stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Company.

    Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been complied with.

                         SHAREHOLDER PROPOSALS FOR 1997

    For inclusion in the Company's Proxy Statement and form of proxy, any shareholder proposals intended to be presented at the 1997 Annual Meeting must be received by the Company at its principal executive offices no later than November 11, 1996.

    Shareholders who do not submit proposals for inclusion in the Proxy Statement but who intend to submit a proposal at the 1997 Annual Meeting, and shareholders who intend to submit nominations for directors at the meeting must provide written notice. Such notice should be addressed to the Secretary and received at the Company's principal executive offices not earlier than January 24, 1997 and not later than February 23, 1997. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the By-Laws will be sent to any shareholder upon written request to the Secretary.

                                 OTHER MATTERS

    The cost of soliciting proxies will be borne by the Company and will consist primarily of printing, postage, and handling, including the expenses of brokerage houses, custodians, nominees, and fiduciaries in forwarding documents to beneficial owners. In addition, to assist in the solicitation of proxies from brokers, bank nominees, and other institutional holders and from other shareholders, the Company has engaged D. F. King & Co., Inc. for a fee not to exceed $10,000 plus out-of-pocket expenses. Solicitation also may be made by the Company's officers, directors, or employees, personally or by telephone.

St. Louis, Missouri
March 11, 1996

                               ADMISSION TICKET
                  [LOGO] ANHEUSER-BUSCH COMPANIES, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

              Wednesday, April 24, 1996, 10:00 A.M. (local time)
                              at the Fox Theatre
                527 North Grand Boulevard, St. Louis, Missouri

                                   PLEASE PRESENT THIS TICKET FOR ADMITTANCE OF
                                   SHAREHOLDER(S) NAMED.

                                   See reverse for map of area.
                                   ----------------------------

             TO PARTICIPANTS IN THE ANHEUSER-BUSCH DEFERRED INCOME
                       STOCK PURCHASE AND SAVINGS PLANS

    Enclosed with this proxy form are the notice and proxy statement for the Annual Meeting of Shareholders of Anheuser-Busch Companies, Inc. which will be held on April 24, 1996. The number of shares shown on the proxy form represents the number of shares with respect to which you are entitled to direct the voting because of your account under one or more of these plans. In order for these shares to be voted by the trustee of the plan(s) in accordance with your confidential instructions, Boatmen's Trust Company must receive your executed proxy form not later than April 18, 1996. If your executed proxy is not received by April 18, 1996, shares as to which you are entitled to direct voting will be voted as described in the following paragraph.

    Your interest in a plan which is invested in the Company stock fund is measured in terms of share equivalents. Your share equivalents closely approximate the number of shares as to which you are entitled to direct the voting. If you do not return your proxy form, the plan trustee will vote shares you are entitled to vote in the same proportion as shares for which the trustee receives voting instructions from other participants in that plan.

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY FORM BELOW. Present this ticket to the Anheuser-Busch representative at the entrance to the meeting. Keep in mind that you will not be able to vote any plan shares at the meeting; only the Plan trustee can vote these shares as described above.

                                                        BOATMEN'S TRUST COMPANY

                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
-------------------------------------------------------------------------------

The undersigned hereby directs the Trustee of the Deferred Income Stock Purchase and Savings Plans to vote, as designated on the reverse side of this form, all of the shares of stock that the undersigned would be entitled to vote under these plans upon the matters set forth in the Notice of Meeting or which may properly come before the Annual Meeting of Shareholders of Anheuser-Busch Companies, Inc. to be held at the Fox Theatre, 527 North Grand Boulevard, St. Louis, Missouri, on April 24, 1996, at 10:00 A.M. local time and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, IT WILL BE VOTED FOR ITEMS #1 AND #2, AND AGAINST THE SHAREHOLDER PROPOSAL IN ITEM #3 UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE REVERSE SIDE.


                         Dated ------------------------------------------, 1996

                         ------------------------------------------------------

                         ------------------------------------------------------
                                    SIGNATURE OF PLAN PARTICIPANT

                       / / Check here if you plan to attend the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                                     [MAP]


                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
-------------------------------------------------------------------------------

                    ANHEUSER-BUSCH COMPANIES, INC.    PROXY

-------------------------------------------------------------------------------
                       DIRECTORS RECOMMEND A VOTE FOR
-------------------------------------------------------------------------------
 1. Election of Directors

   / /  FOR all nominees listed below              / /  WITHHOLD AUTHORITY
        (except as marked to the contrary below)        to vote for all nominees
                                                        listed below


    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

           John E. Jacob      Charles F. Knight      Sybil C. Mobley
                   James B. Orthwein      William H. Webster

 2. Approval of the appointment of Price Waterhouse as independent auditors for 1996:

                           FOR      AGAINST      ABSTAIN
                          / /        / /          / /

-------------------------------------------------------------------------------
                        DIRECTORS RECOMMEND A VOTE AGAINST
-------------------------------------------------------------------------------
 3. Shareholder proposal on Beer Marketing Report

                           FOR      AGAINST      ABSTAIN
                          / /        / /          / /

-------------------------------------------------------------------------------
 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

            BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS FORM.

                               ADMISSION TICKET
                 [LOGO] ANHEUSER-BUSCH COMPANIES, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

              Wednesday, April 24, 1996, 10:00 A.M. (local time)
                              at the Fox Theatre
                527 North Grand Boulevard, St. Louis, Missouri

                                   PLEASE PRESENT THIS TICKET FOR ADMITTANCE OF
                                   SHAREHOLDER(S) NAMED.

                                   See reverse for map of area.
                                   ----------------------------

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE, DETACH AND MAIL THE PROXY FORM BELOW.

      IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE
      APPROPRIATE BOX ON THE PROXY FORM BELOW. Present this ticket to the Anheuser-Busch representative at the entrance to the meeting.

                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
-------------------------------------------------------------------------------

The undersigned hereby appoints August A. Busch III, John E. Jacob, and JoBeth
G. Brown as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all of the shares of stock that the undersigned would be entitled to vote upon the matters set forth in the Notice of Meeting or which may properly come before the Annual Meeting of Shareholders of Anheuser-Busch Companies, Inc. to be held at the Fox Theatre, 527 North Grand Boulevard, St. Louis, Missouri, on April 24, 1996, at 10:00 A.M. local time and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, IT WILL BE VOTED FOR ITEMS #1 AND #2, AND AGAINST THE SHAREHOLDER PROPOSAL IN ITEM #3 UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE REVERSE SIDE.

                          Dated -----------------------------------------, 1996

                         ------------------------------------------------------

                         ------------------------------------------------------
                                       SIGNATURE OF SHAREHOLDER(S)

                         (Sign exactly as your name or names appear at the left; in the case of shares held by joint owners, all joint owners should sign; fiduciaries should indicate title and authority.)

                        / / Check here if you plan to attend the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                                     [MAP]

                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
-------------------------------------------------------------------------------

                    ANHEUSER-BUSCH COMPANIES, INC.    PROXY

-------------------------------------------------------------------------------
                       DIRECTORS RECOMMEND A VOTE FOR
-------------------------------------------------------------------------------
 1. Election of Directors

   / /  FOR all nominees listed below              / /  WITHHOLD AUTHORITY
        (except as marked to the contrary below)        to vote for all nominees
                                                        listed below


    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

           John E. Jacob      Charles F. Knight      Sybil C. Mobley
                   James B. Orthwein      William H. Webster

 2. Approval of the appointment of Price Waterhouse as independent auditors for 1996:

                           FOR      AGAINST      ABSTAIN
                          / /        / /          / /

-------------------------------------------------------------------------------
                        DIRECTORS RECOMMEND A VOTE AGAINST
-------------------------------------------------------------------------------
 3. Shareholder proposal on Beer Marketing Report

                           FOR      AGAINST      ABSTAIN
                          / /        / /          / /

-------------------------------------------------------------------------------

 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

            BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS FORM.

[LOGO]ANHEUSER-BUSCH COMPANIES, INC.

                                                                  April 4, 1996

Dear Shareholder(s):

    The time is approaching for the Annual Meeting of the Shareholders of Anheuser-Busch Companies, Inc. on April 24, 1996, and our vote tabulator has not yet received your Proxy.

    It is important that your shares be represented at the meeting. We urge you to sign and mail the enclosed duplicate Proxy as soon as possible.

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY FORM BELOW.

                           Sincerely,


                           /s/ August A. Busch III


                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
-------------------------------------------------------------------------------

The undersigned hereby appoints August A. Busch III, John E. Jacob, and JoBeth
G. Brown as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all of the shares of stock that the undersigned would be entitled to vote upon the matters set forth in the Notice of Meeting or which may properly come before the Annual Meeting of Shareholders of Anheuser-Busch Companies, Inc. to be held at the Fox Theatre, 527 North Grand Boulevard, St. Louis, Missouri, on April 24, 1996, at 10:00 A.M. local time and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, IT WILL BE VOTED FOR ITEMS #1 AND #2, AND AGAINST THE SHAREHOLDER PROPOSAL IN ITEM #3 UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE REVERSE SIDE.

                          Dated -----------------------------------------, 1996

                         ------------------------------------------------------

                         ------------------------------------------------------
                                       SIGNATURE OF SHAREHOLDER(S)

                         (Sign exactly as your name or names appear at the left; in the case of shares held by joint owners, all joint owners should sign; fiduciaries should indicate title and authority.)

                        / / Check here if you plan to attend the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
-------------------------------------------------------------------------------

                    ANHEUSER-BUSCH COMPANIES, INC.    PROXY

-------------------------------------------------------------------------------
                       DIRECTORS RECOMMEND A VOTE FOR
-------------------------------------------------------------------------------
 1. Election of Directors

   / /  FOR all nominees listed below              / /  WITHHOLD AUTHORITY
        (except as marked to the contrary below)        to vote for all nominees
                                                        listed below


    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

           John E. Jacob      Charles F. Knight      Sybil C. Mobley
                   James B. Orthwein      William H. Webster

 2. Approval of the appointment of Price Waterhouse as independent auditors for 1996:

                           FOR      AGAINST      ABSTAIN
                          / /        / /          / /

-------------------------------------------------------------------------------
                        DIRECTORS RECOMMEND A VOTE AGAINST
-------------------------------------------------------------------------------
 3. Shareholder proposal on Beer Marketing Report

                           FOR      AGAINST      ABSTAIN
                          / /        / /          / /

-------------------------------------------------------------------------------

 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

            BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS FORM.